BLUEPHOENIX

December 15, 2012

Mr. Rick Oppedisano

I am delighted to extend our offer for you to join BluePhoenix Solutions USA, Inc. The details of your offer are:

Position: Vice President of Marketing
Reporting to: Matt Bell, CEO
Start Date: January 1, 2013

Salary
Your annual salary will be: $168,000.00. You will be paid on the 15th and 30th of the month.

Benefits
You will be eligible for all standard BluePhoenix Solutions US, Inc. benefits, including health, dental, vision, life and disability insurance. Health, dental and vision insurance, 401(k) retirement savings plan and life insurance (if you opt for it) will be effective your first day of work. Disability insurance will be effective after 90 days of employment. Employee matching for 401(k) contributions will be based on BluePhoenix Solutions USA, Inc.'s plan documents.

Vacation & Holiday
New employees are granted three (3) weeks of vacation per year, which accrue at a rate of five (5) hours per payroll beginning on the date of hire. In addition, U.S. employees observe six (6) standard holidays and are given four (4) "floating" holidays. Scheduling of vacation and personal time should be arranged between you and your manager.

Options
BluePhoenix shall grant Rick, pursuant to the BluePhoenix Solutions Ltd. 2007 award plan then in effect, and as revised from time to time (the "Award Plan"), 70,000 Option Units (in the value of current market value each all under the terms and conditions set forth in the Award Plan, grant letter and other ancillary documents to be provided to Rick for his signature upon the date of the grant. The Options shall vest over a period of three (3) years in monthly installments with a 6 month cliff as long as Rick is an employee. Notwithstanding the foregoing, in case of a Change of Control, all such Options granted under this paragraph shall become fully vested. For purpose of this Section, "Change of Control" means any person, entity or affiliated group becoming the owner or owners of more than fifty percent (50%) of the outstanding equity securities of BluePhoenix. It is hereby agreed that increase in the current shareholders or any of its affiliates' holdings in BluePhoenix shall not be considered a change of control event.

Signing Bonus
A signing bonus of $10,000 will be paid in monthly installments for the first 10 months of employment.

Bonus
You will be awarded an annual bonus in the amount of $120,000. One half of the bonus will be paid in stock options and the other half will be paid in cash. These payments will be paid quarterly. In order to achieve this bonus, the target for 2013 will be $15M.

Title Change
Your current title may be reviewed after a period of 6 months with a possible change of title to Vice President of Marketing and Products. If the target of $20M is achieved your tile will be changed to Chief Marketing Officer.

Requirements Prior to Your Start
As part of your employment offer, BridgeQuest Solutions, Inc. requires that you sign a non-competition agreement, a copy of which is attached, before you begin work. In compliance with the Immigration Reform Act of 1986, you must also show proof of your eligibility for employment in the United States on your first day of work.

It is fundamental policy of BluePhoenix Solutions USA, Inc. that it does not hire employees or consultants in order to obtain access to trade secrets or proprietary information of any of their former employers. By accepting this job offer, you represent that (i) you will not violate the terms of any non-competition, non-disclosure and non-solicitation agreements to which you may be bound by any prior

employer and (ii) you will not use any files or materials in connection with your employment with BluePhoenix Solutions USA, Inc. that are trade secrets of or proprietary in formation to another firm.

Statement of Employment at Will

I am delighted that you have expressed an interest in BluePhoenix Solutions USA, Inc. and am confident that you will quickly become a key member of the BluePhoenix Solutions USA, Inc. team. However, your employment with BluePhoenix Solutions USA, Inc. is terminable at any time by you or us for any reason. In the event either party would like to terminate employment 2 months' notice is required in first year of employment. After the first year, 3 months' notice is required by both sides. During the period of notice all salary, benefits, bonus accruing, vesting and payments will stay the same.

This offer is valid until the close of business **Monday, December 17, 2012.** Please indicate your acceptance of our offer by signing one copy of this letter and returning to Faith Grum at (919) 577-0097 or via email at fgrum@bphx.com. Should you have any questions, please don't hesitate to contact me at (919) 577-0104.

Yours sincerely,

Matt Bell
CEO

Accepted: ______________________________
Rick Oppedisano

Cc: Personnel File